RESELLER AGREEMENT

THIS AGREEMENT (the "Agreement") is made and entered into as of this 1 day of June, 2014 (the "Effective Date") by a Concord Veterinary Supply a company organized and existing under the laws of Canada and maintaining its principal place of business at 2397 King George Highway PO BOX 45650,Sunnyside Mall, Surrey, BC, V4A 9N3 ("Supplier"), and, Vet Online Supply, Inc. a company organized and existing under the laws of Nevada USA and maintaining its principal place of business at 11401 Ninth St North # 2404 Saint Petersburg, Florida 33716 (442) 222-4425 ("RESELLER").

WHEREAS, Concord Veterinary Supply is a supplier distributor of veterinary products in Canada

WHEREAS, RESELLER is engaged in the business of marketing and selling veterinary supplies in the United States; and

WHEREAS, the parties desire that RESELLER, on the terms and conditions set out herein, shall serve as a non-exclusive RESELLER of Veterinary Products in the geographical area of United States (the "Territory")

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties hereto agree as follows:

1.	DEFINITIONS.

1.1	Products. "Products" shall mean the veterinary products listed on www.concord surgical.com, which RESELLER shall market and distribute in the Territory.

1.2	Customer. "Customer" shall mean an end-user of a Product in the Territory.

2.	APPOINTMENT

2.1
Appointment. Concord Veterinary Supply hereby appoints RESELLER, and RESELLER hereby accepts appointment, as Concord's non-exclusive reseller of the Products in the Territory during the term of this Agreement.

2.2
License Grant. Concord Veterinary Supply hereby grants to RESELLER a non-exclusive and non-transferable right and license during the term of this Agreement in the Territory and with respect to the Designated Market only: To market, promote, advertise, sell and distribute the Products directly to Customers;

3.	RESELLER'S GENERAL OBLIGATIONS.

3.1
Distribution Rights and Participation Fee. In exchange for the promise to pay CONCORD VETERINARY SUPPLY a one-time participation fee of fifty thousand dollars ($50,000), which amount shall be secured by an interest free convertible promissory note (the “Note”) due and payable within ninety (90) days of the Company getting notice of effect from its S-1 Registration Statement to be filed with the Securities and Exchange Commission. At any time prior to maturity of the Note, Concord Veterinary Supply may elect to convert the debt amount into shares of the common stock of the Company at a fixed price of $0.10 per share.

RESELLER is authorized to distribute and deliver Products to Customers in the Designated Market in the Territory under the terms hereof and to identify itself in the market place as a "CONCORD VETERINARY SUPPLY authorized reseller". This fee shall be due and payable thirty days after receipt of invoice from CONCORD VETERINARY SUPPLY.

3.2	Marketing. RESELLER shall be responsible for the promotion and marketing of the Products.

3.3	Pricing. Pricing of Products to Customers shall be at the discretion of RESELLER.

3.4
Compliance with Laws. At all times, RESELLER shall comply with all laws, rules, ordinances, decrees and regulations applicable to its activities under this Agreement. RESELLER shall indemnify CONCORD VETERINARY SUPPLY for any costs, expenses, injury and damage caused to CONCORD VETERINARY SUPPLY as a result of RESELLER's failure to comply with applicable laws, rules, ordinances, decrees and regulations.

4.	CONCORD VETERINARY SUPPLY’SGENERAL OBLIGATIONS.

4.1	Compliance with Laws. At all times, CONCORD VETERINARY SUPPLY shall comply with all laws, rules, ordinances, decrees and regulations applicable to its activities under this Agreement.

4.2	Delivery. CONCORD VETERINARY SUPPLY shall order, stock and drop ship the products to the RESELLER customer's.
5.	PAYMENT TERMS

5.1
CONCORD VETERINARY SUPPLY shall invoice RESELLER for each individual order. RESELLER will pay CONCORD VETERINARY SUPPLY prior to shipping any order via debit card on file.

All payments due hereunder are exclusive of all sales taxes, use taxes, value added taxes and any other similar taxes imposed by any federal, state, provincial or local governmental entity on the transactions contemplated by this Agreement , excluding taxes based upon CONCORD VETERINARY SUPPLY's net income. When CONCORD VETERINARY SUPPLY has the legal obligation to pay or collect such taxes, the appropriate amount shall be invoiced to and paid by RESELLER unless RESELLER provides CONCORD VETERINARY SUPPLY with a valid tax exemption certificate authorized by the appropriate taxing authority.

In the event that any withholding taxes or any other similar taxes are imposed by any federal, state, provincial or local governmental entity on the transactions contemplated by this Agreement RESELLER shall pay such taxes in such amounts as are necessary to ensure that CONCORD VETERINARY SUPPLY receives the full amount of the fee required under the first paragraph of this Section 5.1.

6.	WARRANTY AND INDEMNIFICATION.

6.1	Limited Warranty. CONCORD VETERINARY SUPPLY warrants as follows:

6.1.1
Indemnification by CONCORD VETERINARY SUPPLY. CONCORD VETERINARY SUPPLY agrees to indemnify and hold harmless RESELLER from and against any and all third party claims and resulting losses, costs, liabilities, and expenses (including reasonable attorney's fees), arising as a result of or in connection with CONCORD VETERINARY SUPPLY's breach of any of the representations and warranties in Section 6.1.1 or Section 6.l.2 or of any representation or warranty contained in a EULA, provided (i) RESELLER promptly gives written notice of any claim to CONCORD VETERINARY SUPPLY; (ii) at CONCORD VETERINARY SUPPLY's expense, RESELLER provides any assistance which CONCORD VETERINARY SUPPLY may reasonably request for the defense of the claim; and (iii) CONCORD VETERINARY SUPPLY has the right to control of the defense or settlement of the claim. Notwithstanding the foregoing, CONCORD VETERINARY SUPPLY shall not be obligated to indemnify RESELLER to the extent the claim would not have arisen but for RESELLER's negligent or wrongful act or omission, or for claims arising out of the RESELLER's EULA.

6.1.2
Indemnification by RESELLER. RESELLER agrees to indemnify and hold harmless CONCORD VETERINARY SUPPLY from and against any and all third party claims and resulting losses, costs, liabilities, and expenses (including reasonable attorney's fees), arising as a result of or in connection with (i) any breach by RESELLER of its obligations under this Agreement; (ii) the negligent or intentional acts or omissions of RESELLER, its employees or agents, and (iii) any representation, warranty, promise or assurance made or granted by RESELLER to a Customer or prospective customer.

7.	TERM AND TERMINATION

7.1
Term. This Agreement shall take effect on the Effective Date and shall continue in force for two years (the "Initial Term"). Thereafter it will be automatically renewed for one (1) year renewal terms unless terminated by either party with 60-day notice prior to the end of the initial or any renewal term.

8.	COUNTERPARTS
8.1
Counterparts. This Agreement shall be executed in two or more counterparts, and each such counterpart shall be deemed an original hereof. Any translation of this Agreement into any other language shall be for convenience purposes only and shall not be binding on any party.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

VET ONLINE SUPPLY, Inc.	CONCORD VETERINARY SUPPLY, Inc.

By: Kristy Pedotti	By: Trevor Kidd

/s/Kristy Pedotti	/s/Trevor Kidd
June 1, 2014	June 1, 2014